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                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                      ENBRIDGE ENERGY MANAGEMENT, L.L.C.
                     A Delaware Limited Liability Company

    This LIMITED LIABILITY COMPANY AGREEMENT OF ENBRIDGE ENERGY
MANAGEMENT, L.L.C. (this "AGREEMENT"), dated as of May 14, 2002, is adopted, executed and agreed to by the Sole Member (as defined below).

    1. FORMATION. Enbridge Energy Management, L.L.C. (the "COMPANY") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "ACT").

    2.  TERM.  The Company shall have a perpetual existence.

    3. PURPOSES. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

    4. SOLE MEMBER. Enbridge Energy Company, Inc., a Delaware corporation, shall be the sole member of the Company (the "SOLE MEMBER").

    5. CONTRIBUTIONS. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

    6. SHARES. The interest of the Sole Member in the Company shall be represented by one voting share.

    7. DISTRIBUTIONS. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

    8. MANAGEMENT. The management and control of the business and affairs of the Company shall be fully vested in a board of directors (the "BOARD") which shall consist of at least seven, but not more than eight, members appointed by the Sole Member. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, shall be identical to the authority and functions of the board of directors of a corporation organized under the General Corporation Law of the State of Delaware. The Company shall have officers who shall execute and carry out the decisions and policies determined by the Board. Except as otherwise determined by the Board, the officers shall hold titles, and shall be vested with powers and duties, substantially similar to those of the officers of the Sole Member. Accordingly, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the officers who shall be agents of the Company. The directors and officers shall collectively constitute "managers" of the Company within the meaning of the Act. The directors shall serve at the pleasure of the Sole Member, and the officers shall serve at the pleasure of the Board.


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    9.  DISSOLUTION.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

    10. AMENDMENT. This Agreement may be amended or repealed in whole or in part at any time in the sole discretion of the Sole Member.

    11. GOVERNING LAWS. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

                                       SOLE MEMBER:

                                       ENBRIDGE ENERGY COMPANY, INC.

                                       By: /s/ DAN C. TUTCHER
                                          -----------------------------------

                                       Name: Dan C. Tutcher
                                            ---------------------------------

                                       Title: President
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